Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

THIRD QUARTER 2017

CALABASAS, Calif., November 7, 2017 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Highlights Compared to Third Quarter 2016

•	Total revenues increased by 1.5% to $183.3 million

•	Financing revenue was flat at $11.4 million

•	Private Client Market segment brokerage transactions increased 7.0% resulting in further market share expansion

•	Brokerage revenue in the Larger Transaction Market segment increased by 13.0% with a difficult comparison to the 25.2% gain in this segment during the third quarter of last year

Nine Months 2017 Highlights Compared to Nine Months 2016

•	Total revenues decreased by 2.2% to $516.9 million in light of a declining investment sales market

•	Financing revenue increased by 10.9% driven by significant growth in refinancing activity

•	Private Client Market segment brokerage transactions increased nearly 3% compared to an estimated decline in market transaction activity and represented approximately 69% of the Company’s brokerage revenue

•	Brokerage revenue in the Larger Transaction Market segment declined by 16.8% reflecting a difficult comparison to the 39.1% gain in this segment during the first nine months of last year

•	Brokerage sales force expanded by 95 professionals, or 6.1% over the past 12 months

Hessam Nadji, President and CEO stated, “Our progress in the third quarter was a culmination of intensified client outreach initiatives launched early this year, consistent sales force expansion, particularly with more experienced professionals and our team’s commitment to client service.” Mr. Nadji added, “We achieved modest top line and bottom line growth in light of a tough comparison in the prior year and a sales market still hampered by a pervasive wait-and-see stance among many investors. These results reflect a transaction count growth of 7% in the Private Client Market segment and 19% in the Larger Transaction Market segment. We are encouraged by our industry-leading private client market share which continues to expand, as well as contributions from recent investments in infrastructure both of which position MMI for long-term growth. Our forty six year history, deep experience through multiple market cycles and strong financial reserves will enable us to capitalize on market shifts and deliver value to both our clients and investors.”

Third Quarter 2017 Results Compared to Third Quarter 2016

Total revenues for the third quarter of 2017 were $183.3 million compared to $180.6 million for the same period in the prior year, increasing by $2.7 million, or 1.5%. The growth in total revenues was primarily driven by the increase in real estate brokerage commissions, which increased by 2.2% to $169.4 million partially, offset by a decrease in other revenues. The increase in brokerage commissions was primarily due to an increase in sales volume and, to a lesser extent, due to improved rates in the Private Client Market and Middle Market segments. This increase was partially offset by a decrease in average commission rates due to a larger proportion of transactions from the Larger Transaction Market segment.

Total operating expenses for the third quarter of 2017 increased modestly by 1.9% to $158.7 million, compared to $155.7 million for the same period in the prior year. The increase was primarily driven by a 4.3% increase in selling, general and administrative expense. Cost of services slightly increased by 0.8% to $114.8 million. Cost of services as a percent of total revenues decreased by 40 basis points to 62.6% compared to the same period in the prior year.

Selling, general and administrative expense for the third quarter of 2017 increased compared to the same period in the prior year primarily due to higher costs associated with (i) sales operations support and promotional marketing expenses; (ii) stock-based compensation expense; (iii) expansion of existing offices and (iv) legal costs and accruals. These increases were partially offset by (i) a decrease in compensation related costs, including salaries and related benefits and management performance compensation and (ii) a decrease in other expense categories, net.

Net income for the third quarter of 2017 was $15.5 million, or $0.40 per common share (basic) and $0.39 per common share (diluted) compared to net income of $15.1 million, or $0.39 per common share (basic and diluted) for the same period in the prior year. Adjusted EBITDA for the third quarter of 2017 increased by 1.4% to $28.5 million, compared to adjusted EBITDA of $28.1 million for the same period in the prior year.

Nine Months 2017 Results Compared to Nine Months 2016

Total revenues for the nine months ended September 30, 2017, were $516.9 million, compared to $528.3 million for the same period in the prior year, a decrease of $11.4 million, or 2.2%. Total operating expenses for the nine months ended September 30, 2017, decreased by 0.3% to $448.2 million compared to $449.7 million for the same period in the prior year. Cost of services as a percent of total revenues decreased to 60.9%, down 30 basis points compared to the first nine months of 2016. The Company reported net income for the nine months ended September 30, 2017 of $43.0 million, or $1.10 per common share (basic and diluted), compared with net income of $47.5 million, or $1.22 per common share (basic and diluted) for the same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2017, decreased by 8.5% to $79.6 million, from $87.0 million for the same period in the prior year. As of September 30, 2017, the Company had 1,757 investment sales and financing professionals, a net gain of 86 over the prior year.

Business Outlook

It is our belief that the Company is positioned to continue to gain market share by leveraging a number of factors, including our leading national brand predominantly within our Private Client Market segment and specialty groups, experienced management team, infrastructure investments and proprietary technology. The size and fragmentation of the Private Client Market segment in particular, continues to offer long-term growth opportunities with the top ten brokerage firms making up only 25% market share. This market segment consistently accounts for over 80% of commercial property sales transactions and over 60% of the commission pool. The Company’s growth plan also includes further expansion into various specialty property types such as hospitality, self-storage, seniors housing and the Larger Transaction Market segment, as well as expansion of its financing division, Marcus & Millichap Capital Corporation.

Key factors that will continue to impact the Company’s business include:

•	Volatility in market sales and investor sentiment driven by:

•	Slowdown in market sales in the short- to mid-term driven by a mature cycle, the possibility of rising interest rates, and uncertainty related to the outcome and timing of proposed tax reform, financial regulation and economic initiatives.

•	Possible boost to investor sentiment and sales activity upon clarity on tax policy, regulatory easing and proposed economic initiatives (such as infrastructure spending and more job creation which increases real estate demand).

•	Experienced agents’ larger share of revenue production in a more challenging market environment resulting in a higher average commission payout.

•	Volatility in the Company’s Larger Transaction Market segment.

These factors, in addition to the business’s typical transaction closing date variability, highlight the importance of viewing the Company’s business through a long-term, at least annual, perspective. Fourth quarter 2017 year-over-year comparisons should be favorable as compared to 2016; however, market conditions remain challenged given the ongoing deceleration in transaction volume and lower than usual inventory levels that the Company has experienced throughout 2017. In addition, the Company’s strategic increase in investments in infrastructure and systems improvements are ongoing and will position us for long-term growth. Expense leveraging is not expected until 2018.

It is also important to note that the Company adopted a new accounting pronouncement in 2017 that required any windfall tax benefits, net of shortfalls to be recorded as a discrete item in the Company’s tax provision. These windfalls/shortfalls arise from the difference in the grant date price and the vesting date price of employee and non-employee directors vesting of restricted stock units (“RSUs”), deferred stock units (“DSUs”) and restricted stock awards (“RSAs”). The Company expects to recognize approximately $2.7 million in windfall tax benefits, net in the fourth quarter of 2017. In the fourth quarter of 2016, the Company recorded $2.5 million of windfall tax benefits, net directly to additional paid in capital. In 2018, the Company expects to realize additional windfall tax benefits, net from the vesting of RSUs, DSUs and RSAs, primarily from those that were issued in connection with the Company’s initial public offering and which vest during the fourth quarter.

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-9208 ten minutes prior to the scheduled call time. International callers should dial (201) 493-6784. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 8:00 p.m. Eastern Time on Tuesday, November 7, 2017, through 11:59 p.m. Eastern Time on Tuesday, November 21, 2017, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode 13671663.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of September 30, 2017, the Company had over 1,700 investment sales and financial professionals in 79 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 6,536 transactions for the nine months ended September 30, 2017, with a sales volume of approximately $29.9 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2017 and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified managers and investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	changes in interest rates, tax laws, employment laws or other government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Real estate brokerage commissions	$169,357	$165,695	$472,069	$489,477
Financing fees	11,368	11,320	34,131	30,779
Other revenues	2,616	3,619	10,724	8,037

Total revenues	183,341	180,634	516,924	528,293

Operating expenses:
Cost of services	114,803	113,852	314,827	323,131
Selling, general and administrative expense	42,480	40,728	129,393	123,403
Depreciation and amortization expense	1,375	1,149	3,975	3,164

Total operating expenses	158,658	155,729	448,195	449,698

Operating income	24,683	24,905	68,729	78,595
Other income (expense), net	1,172	719	3,005	1,567
Interest expense	(370)	(380)	(1,126)	(1,155)

Income before provision for income taxes	25,485	25,244	70,608	79,007
Provision for income taxes	10,010	10,100	27,564	31,524

Net income	15,475	15,144	43,044	47,483
Other comprehensive income:
Unrealized gains (losses) on marketable securities, net of tax of $66, $(37), $242 and $684 for the three months ended September 30, 2017 and 2016 and the nine months ended September 30, 2017 and 2016, respectively	104	(56)	325	1,050
Foreign currency translation (loss) gain, net of tax of $0 for each of the three months ended September 30, 2017 and 2016 and each of the nine months ended September 30, 2017 and 2016	(40)	(3)	(65)	32

Total other comprehensive income	64	(59)	260	1,082

Comprehensive income	$15,539	$15,085	$43,304	$48,565

Earnings per share:
Basic	$0.40	$0.39	$1.10	$1.22
Diluted	$0.39	$0.39	$1.10	$1.22
Weighted average common shares outstanding:
Basic	39,033	38,939	38,995	38,916
Diluted	39,204	39,122	39,136	39,034

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $10.1 billion for the three months ended September 30, 2017, encompassing 2,278 transactions consisting of $8.0 billion for real estate brokerage (1,697 transactions), $1.3 billion for financing (409 transactions) and $0.8 billion in other transactions, including consulting and advisory services (172 transactions). Total sales volume was $29.9 billion for the nine months ended September 30, 2017, encompassing 6,536 transactions consisting of $21.8 billion for real estate brokerage (4,810 transactions), $3.9 billion for financing (1,208 transactions) and $4.2 billion in other transactions, including consulting and advisory services (518 transactions). As of September 30, 2017, the Company had 1,665 investment sales professionals and 92 financing professionals. Key metrics for real estate brokerage and financing are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Real Estate Brokerage
Average Number of Investment Sales Professionals	1,658	1,540	1,638	1,504
Average Number of Transactions per Investment Sales Professional	1.02	1.06	2.94	3.19
Average Commission per Transaction	$99,798	$101,591	$98,143	$101,868
Average Commission Rate	2.12%	2.18%	2.17%	2.07%
Average Transaction Size (in thousands)	$4,714	$4,663	$4,525	$4,926
Total Number of Transactions	1,697	1,631	4,810	4,805
Total Sales Volume (in millions)	$8,000	$7,605	$21,764	$23,670

	Three Months Ended September,		Nine Months Ended September 30,
	2017	2016	2017	2016
Financing
Average Number of Financing Professionals	92	99	95	98
Average Number of Transactions per Financing Professional	4.45	4.39	12.72	12.35
Average Fee per Transaction	$27,795	$26,023	$28,254	$25,437
Average Fee Rate	0.85%	0.86%	0.88%	0.83%
Average Transaction Size (in thousands)	$3,274	$3,009	$3,224	$3,064
Total Number of Transactions	409	435	1,208	1,210
Total Sales Volume (in millions)	$1,339	$1,309	$3,895	$3,708

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended September 30,
	2017			2016			Change
	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
Real Estate Brokerage
<$1 million	259	$166	$7,032	277	$177	$7,921	(18)	$(11)	$(889)
Private Client Market ($1 - $10 million)	1,282	3,906	115,959	1,198	3,880	113,438	84	26	2,521
Middle Market (≥$10 - $20 million)	94	1,284	24,505	104	1,418	24,989	(10)	(134)	(484)
Larger Transaction Market (≥$20 million)	62	2,644	21,861	52	2,130	19,347	10	514	2,514

	1,697	$8,000	$169,357	1,631	$7,605	$165,695	66	$395	$3,662

	Nine Months Ended September 30,
	2017			2016			Change
	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
Real Estate Brokerage
<$1 million	762	$472	$20,110	814	$518	$22,446	(52)	$(46)	$(2,336)
Private Client Market ($1 - $10 million)	3,628	11,184	328,177	3,526	11,224	330,485	102	(40)	(2,308)
Middle Market (≥$10 - $20 million)	258	3,501	64,047	278	3,784	64,782	(20)	(283)	(735)
Larger Transaction Market (≥$20 million)	162	6,607	59,735	187	8,144	71,764	(25)	(1,537)	(12,029)

	4,810	$21,764	$472,069	4,805	$23,670	$489,477	5	$(1,906)	$(17,408)

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	September 30, 2017 (Unaudited)	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$182,662	$187,371
Commissions receivable	4,215	4,809
Prepaid expenses	5,828	8,094
Income tax receivable	—	1,182
Marketable securities, available-for-sale	82,813	27,454
Other assets, net	4,944	5,102

Total current assets	280,462	234,012
Prepaid rent	15,116	13,285
Property and equipment, net	17,130	16,355
Marketable securities, available-for-sale	45,444	77,475
Assets held in rabbi trust	8,545	7,337
Deferred tax assets, net	33,821	35,571
Other assets	23,034	9,981

Total assets	$423,552	$394,016

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$8,571	$10,133
Notes payable to former stockholders	1,035	986
Deferred compensation and commissions	29,477	44,754
Income tax payable	1,295	—
Accrued bonuses and other employee related expenses	20,297	22,303

Total current liabilities	60,675	78,176
Deferred compensation and commissions	43,591	44,455
Notes payable to former stockholders	7,651	8,686
Deferred rent and other liabilities	4,321	3,845

Total liabilities	116,238	135,162

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at September 30, 2017 and December 31, 2016, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 38,140,801 and 37,882,266 at September 30, 2017 and December 31, 2016, respectively	4	4
Additional paid-in capital	90,653	85,445
Stock notes receivable from employees	(4)	(4)
Retained earnings	215,591	172,599
Accumulated other comprehensive income	1,070	810

Total stockholders’ equity	307,314	258,854

Total liabilities and stockholders’ equity	$423,552	$394,016

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization and (v) stock-based compensation. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because Adjusted EBITDA eliminates items related to capital structure and taxes and non-cash stock-based compensation charges. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$15,475	$15,144	$43,044	$47,483
Adjustments:
Interest income and other (1)	(923)	(514)	(2,293)	(1,245)
Interest expense	370	380	1,126	1,155
Provision for income taxes	10,010	10,100	27,564	31,524
Depreciation and amortization	1,375	1,149	3,975	3,164
Stock-based compensation	2,192	1,833	6,173	4,933

Adjusted EBITDA(2)	$28,499	$28,092	$79,589	$87,014

(1)	Other for the three and nine months ended September 30, 2017 and 2016 includes net realized gains (losses) on marketable securities, available-for-sale.
(2)	The slight increase in Adjusted EBITDA for the three months ended September 30, 2017, compared to the same period in the prior year is primarily due to higher total revenues. The decrease in Adjusted EBITDA for the nine months ended September 30, 2017, compared to the same period in the prior year is primarily due to lower total revenues and a higher proportion of operating expenses compared to revenues.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values $20 million and above

Certain Adjusted Metrics

Real Estate Brokerage

During the nine months ended September 30, 2016, we closed a large transaction in our real estate brokerage business in excess of $300 million. Following are actual and as adjusted metrics excluding this transaction:

	Nine Months Ended September 30, 2017
	(actual)	(as adjusted)
Total Sales Volume Reduction	(8.1)%	(6.1)%
Average Commission Rate Growth	4.8%	3.3%
Average Transaction Size Reduction	(8.2)%	(6.2)%